UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2015

CHAMPIONS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1 University Plaza, Suite 307, Hackensack, New Jersey 07601

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 369-0365

Applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 28, 2015, Arthur G. Epker III notified Champions Oncology, Inc. (the "Company") of his decision not to stand for re-election to the Company's Board of Directors (the "Board") at the Company's 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") held on October 13, 2015. Mr. Epker had served as a member of the Board since March 1, 2013 and his decision not to stand for re-election to the Board was not due to any disagreement with the Company, including with respect to any matter relating to the Company's operations, policies or practices.

Pursuant to Nasdaq’s listing rule 5605, the Board must be comprised of a majority of independent directors. Following Mr. Epker’s resignation, however, the Board consisted of three independent directors and three non-independent directors causing the Company to be in non-compliance with the aforementioned Nasdaq listing standards.

Accordingly, on October 26, 2015, the Company notified Nasdaq that it did not comply with the requirements of Nasdaq’s listing rule 5605. On October 28, 2015, the Company received a letter from Nasdaq, dated October 28, 2015, that confirmed this noncompliance.

Pursuant with Nasdaq’s listing rule 5605(b)(1)(A), Nasdaq provides the availability of a cure period. The cure period extends to (i) the earlier of the Company’s next annual shareholders’ meeting or October 13, 2016, or if the next annual shareholders' meeting is held before April 11, 2016, no later than April 11, 2016. The Board has begun the search process to replace Mr. Epker with a new independent director and regain compliance with the aforementioned Nasdaq listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS ONCOLOGY, INC.
(Registrant)

Date: October 29, 2015	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer